Exhibit 99.2

OSL Holdings Inc. Expands Senior Management Team with Key Hire of President

NEW YORK, Jan. 18, 2012 /PRNewswire via COMTEX/ -- OSL Holdings Inc. (OTCBB: OSLH) www.OSLHoldings.com announced today that the company has hired Robert Rothenberg as President of OSLH.   "We couldn't be more pleased to welcome this extraordinarily talented and experienced executive to our senior management team," said Eli Feder, founder and CEO of OSLH.  "We have worked with Bob closely in our planning process and couldn’t be happier that Bob thought as highly of our plans and outlook of the company as we did.  After knowing Bob for more than half-a-decade we had a hard time finding anyone else with the ability to understand and execute our unique vision and marketing approach as he did.”

"I was attracted to OSL Holdings because of its significant potential for growth, its already established relationships and a compelling platform of companies from which to build a business," said Mr. Rothenberg. "I look forward to working with the team to build on the vision of its founders."

Mr. Rothenberg comes to OSLH with over 20 years of marketing and operational experience.  He transitions out of LSF Interactive, a global digital marketing agency, where he was Managing Director of their U.S. operations.  Over the past 18 months he helped LSF navigate three acquisitions, while strengthening their US operations and client roster, gaining momentum and turning it profitable. He helped lead gross revenues this past year to grow significantly& gross profits jumped to two times the rate of gross revenues, while also producing five times that rate of increased direct contribution by expanding profitable engagements with Fortune 1000 companies.

Prior to his decade in the internet advertising space, he served as Vice President of Marketing & Business Development at GSI Commerce, helping clients such as JP Morgan Chase, the NFL, L’Oreal, Core Logic, Morgan Stanley (Discover Card), Career Education Corporation, Penske and Warnaco Brands (Speedo, CKU and CK Jeans).  As one of the first employees hired after the formation of the company, Mr. Rothenberg helped launch GSI Commerce and grow the foundation of the business that became an e-commerce powerhouse that was recently acquired by eBay for an announced $2.4 billion.   Prior to his work for GFI, Mr. Rothenberg worked for the National Basketball Association (NBA) where he launched and managed NBA Properties Direct to Consumer (DTC) business initiatives which included printed catalogues, e-commerce websites, projects for their retail store on 5th Avenue and a database partnership with Sport Illustrated.

About OSL Holdings Inc.

OSL is OSL Holdings Inc. is a holding company that will develop or acquire business units with the purpose of collecting and transmitting real-time consumer and business sales data that facilitates the ability to sell data, manage electronic marketplaces, operate real-time loyalty rewards and transact with buyers in multiple channels. We plan to sell data to manufactures for designated markets, such as urban retail, convenient and/or liquor stores. We plan to facilitate developing electronic marketplaces with real time buy-side and sell side capabilities for multiple private & public markets. We plan to operate a real-time loyalty rewards platform that can facilitate the earning and redemption of our currency at the point of the transaction (online, mobile, at retail) as well as on future transactions. The Company plans on leveraging these business units to connect buyers, sellers as well as channels that will clearly differentiate itself from the competitive landscape so that each venture can scale revenues and their respective offerings to their specific market(s) or across markets.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

CONTACT: OSL Holdings, Inc.

www.OSLHoldings.com
212-419-4900